Exhibit 99.1

Contact:	Jeffrey B. Murphy, CEO or Alfred L. LaTendresse, EVP and CFO RTW, Inc. (952) 893-0403

RTW, Inc. Reports Tenth Consecutive Quarter of Profits

     MINNEAPOLIS — July 28, 2004 — RTW, Inc. (Nasdaq: RTWI), a leading provider of products and services to cost-effectively manage both insured and self-insured workers’ compensation programs, today reported net income for the second quarter ended June 30, 2004, of $943,000 or $0.18 per basic and $0.17 per diluted share. Net income for the six months ended June 30, 2004 was $1.9 million, or $0.36 per basic and $0.34 per diluted share. In 2003, comparable net income for the second quarter was $639,000, or $0.12 per basic and diluted share and was $1.2 million, or $0.23 per basic and diluted share through the first six months.

     Jeffrey B. Murphy, President and CEO of RTW, said, “We are pleased with our financial performance in the second quarter. Our strategic initiatives and focus on our core competencies continue to produce profitable operating results and favorable reserve development. Additionally:

•	We continue to focus on underwriting business at the right price and thus far have achieved a 1.3% rate increase on policies renewing in 2004. As we expected, this reflects a slower increase from rate increases achieved in 2003 and 2002;

•	We increased premiums in force at June 30, 2004 to $62.4 million from $58.1 million at December 31, 2003 and $50.3 million at June 30, 2003;

•	Gross premiums earned followed the growth in premiums in force, by increasing to $15.4 million in the second quarter of 2004 from $12.6 million for the same period in the prior year and increasing to $30.3 million for the six months ended June 30, 2004 from $25.6 million for the same period in the prior year;

•	After reflecting premiums ceded under reinsurance treaties, premiums earned increased to $13.2 million for the quarter ended June 30, 2004 from $10.8 million reported in the second quarter of 2003 and increased to $25.8 million for the six months ended June 30, 2004 from $22.0 million for the same period in 2003. Premiums ceded under excess of loss treaties increased in 2004 due to rate increases for excess of loss reinsurance coverage and the increase in gross premiums earned;

•	Total revenue increased to $14.3 million in the second quarter of 2004, compared to $12.0 million in the same period last year and increased to $28.5 million for the six months ended June 30, 2004, compared to $24.4 million for the same period in 2003. Included in total revenue for the quarter is investment income of $968,000, compared to $1.2 million last year and $1.9 million for the six months ended June 30, 2004, compared to $2.4 million for the same period in 2003. Additionally, total revenue includes realized investment gains totaling $58,000 in the second quarter and $707,000 in the first six months of 2004 as we took advantage of market conditions to realize capital gains and reposition our portfolio in anticipation of interest rate increases. No realized investment gains or losses were recorded in the first or second quarters of 2003;

•	Continued improvement and effective execution of case and claims management resulted in an $850,000 pre-tax decrease in claim and claim settlement expenses for the second quarter and $1.1 million for the first six months of 2004 for claims reported for 2003 and prior accident years. Comparable pre-tax decreases for 2003 totaled $2.4 million for the quarter and $2.7 million through six months for claims reported for 2002 and prior accident years. This trend reflects our commitment to improve outcomes for open claims from prior accident years;

•	Policy acquisition costs increased by $478,000 in the second quarter and for the six months ended June 30, 2004 as a result of the reapportioning of premiums and claims for pools in which the Company participates. The three and six-month periods in 2003 include $1.5 million in similar reapportionment costs;

•	Our commitment to achieving greater operational efficiency is reflected in our general and administrative expenses, which decreased to $1.9 million in the second quarter of 2004 from $2.7 million for the same period last year and to $4.1 million in the first half of 2004 from $4.9 million for the same period in 2003. General and administrative expenses include bonus expense of $150,000 in the second quarter and $250,000 for the first six months of 2004. The three and six-month periods in 2003 include $300,000 in bonus expense.”

     Mr. Murphy continued; “We achieved several milestones in our strategic initiative to repackage our workers’ compensation services and offer them on a non-risk basis to self-insured employers and other alternative markets in the first six months of 2004. These repackaged services, our non-risk “Alternative Products,” include third-party claims administration, claim consulting services and other services that leverage our proven competencies, ID15® and the RTW SOLUTION®. Our largest Alternative Product is a servicing contract for twenty-five percent of the Minnesota Assigned Risk Plan (ARP) that we announced in March 2004. This contract began July 1, 2004 with revenue to be recognized beginning in the third quarter of 2004. We currently have Alternative Products contracts with 16 customers, including the ARP, that will generate annualized revenues approximating $4.5 million in 2005. Our Alternative Products not only enable us to expand the types of customer we service, but also allow us to expand geographically as illustrated by a contract with our first California customer. From our existing offices, we will provide ID15® as a tool to allocate resources and achieve improved outcomes under a six-month pilot program. We expect further growth in our non-insured products in 2004 as we continue to expand to areas outside our traditional Minnesota, Michigan and Colorado regions where we currently provide insured services and broaden our product offerings in response to customers’ needs.”

     Mr. Murphy commented, “We expect moderate growth in our premiums in force for the remainder of 2004 as we focus on adding profitable insured business that is in our niche. We further expect that non-risk revenues from Alternative Product customers will increase in the third quarter of 2004 as we begin to service the ARP.”

     RTW, Inc., based in Minneapolis, Minnesota, manages workers’ compensation programs for insured and self-insured employers using its proprietary management systems: (i) ID15®, designed to identify those injured employees who are likely to get caught in the workers’ compensation system; and (ii) the RTW SOLUTION®, designed to lower employers’ workers’ compensation costs and return injured employees to work as soon as possible. RTW offers its insured products to employers in Minnesota, Colorado and Michigan and expects to expand its non-risk products and services nationally. Customers span many industries, including manufacturing, health care, hospitality and wholesale/retail.

     RTW, Inc. is traded on the Nasdaq National Market under the symbol RTWI. For more information on RTW, Inc., please visit www.rtwi.com.

     Safe Harbor Statement: Some of the statements made in this News Release, as well as statements made by us in periodic press releases and oral statements made by our officials to analysts and shareholders in the course of presentations about the Company, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things: (i) our ability to retain renewing policies and write new business with a B+ (Very Good, Secure) rating from A.M. Best; (ii) our ability to extend our workers’ compensation services to self-insured employers and other alternative markets and to operate profitably in providing these services; (iii) our ability to continue to increase pricing on insured products in the markets in which we remain or alternatively non-renew or turn away improperly priced business; (iv) the ability of our reinsurers to honor their obligations to us; (v) our ability to accurately predict claim development; (vi) our ability to provide our proprietary products and services to customers successfully; (vii) our ability to manage both our existing claims and new claims in an effective manner; (viii) our experience with claims frequency and severity; (ix) medical inflation; (x) competition and the regulatory environment in which we operate; (xi) general economic and business conditions; (xii) our ability to obtain and retain reinsurance at a reasonable cost; (xiii) changes in workers’ compensation regulation by states, including changes in mandated benefits or insurance company regulation; (xiv) interest rate changes; and (xv) other factors as noted in our other filings with the SEC. This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may affect our future performance.

     Included in this press release are our Consolidated Statements of Income and Condensed Consolidated Balance Sheets.

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RTW, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in 000’s, except share and per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2004	2003	2004	2003
REVENUES:

Gross premiums earned	$15,376	$12,566	$30,338	$25,588
Premiums ceded:
Premiums ceded excess of loss treaties	(2,208)	(1,721)	(4,528)	(3,621)

Premiums earned	13,168	10,845	25,810	21,967
Investment income	968	1,167	1,850	2,409
Net realized investment gains	58	—	707	—
Other income	73	28	140	56

Total revenues	14,267	12,040	28,507	24,432

EXPENSES:

Claim and claim settlement expenses	9,005	5,704	18,235	13,898
Policy acquisition costs	1,959	2,765	3,369	3,800
General and administrative expenses	1,932	2,656	4,124	4,942

Total expenses	12,896	11,125	25,728	22,640

Income from operations	1,371	915	2,779	1,792
Interest expense	—	13	—	30

Income before income taxes	1,371	902	2,779	1,762
Income tax expense	428	263	906	559

Net income	$943	$639	$1,873	$1,203

Net income per share:
Basic	$0.18	$0.12	$0.36	$0.23

Diluted	$0.17	$0.12	$0.34	$0.23

Weighted average shares outstanding:
Basic	5,236,000	5,128,000	5,182,000	5,121,000

Diluted	5,472,000	5,310,000	5,441,000	5,221,000

RTW, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In 000’s)

	June 30,	December 31,
	2004	2003
	(Unaudited)	(Audited)
ASSETS
Available-for-sale investments, at market value	$85,499	$79,171
Cash and cash equivalents	32,030	39,650
Premiums receivable	5,369	3,482
Reinsurance recoverable:
On unpaid claim and claim settlement expenses	69,093	71,466
On paid claim and claim settlement expenses	1,007	854
Other assets	10,322	7,545

Total assets	$203,320	$202,168

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unpaid claim and claim settlement expenses	$148,835	$150,044
Unearned premiums	12,278	9,180
Accrued expenses and other liabilities	6,256	7,357

Total liabilities	167,369	166,581

Shareholders’ equity	35,951	35,587

Total liabilities and shareholders’ equity	$203,320	$202,168